As filed with the Securities and Exchange Commission on June 24, 2019.

Registration No. 333-231789

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMBIUM NETWORKS CORPORATION

(Exact name of Registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	3663 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Atul Bhatnagar

Chief Executive Officer

Cambium Networks, Inc.

3800 Golf Road, Suite 360

Rolling Meadows, Illinois 60008

(888) 863 5250

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

+1 (345) 943-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin A. Wellington Helen Theung Sidley Austin LLP 1001 Page Mill Road Building 1 Palo Alto, California 94304 (650) 565-7000	Sally J. Rau General Counsel Cambium Networks, Inc. 3800 Golf Road, Suite 360 Rolling Meadows, Illinois 60008 (888) 863-5250	Jeffrey D. Saper Robert G. Day Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

This Amendment No. 2 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-231789) is being filed solely for the purpose of adding Exhibits 4.1, 5.1, 10.27, 10.28, 10.29 and 23.2, as indicated in Item 16 of Part II of the Registration Statement. This Amendment does not modify any provision of the preliminary prospectus that forms a part of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee:

Amount to be Paid
SEC registration fee	$12,127
FINRA filing fee	15,508
Nasdaq listing fee	125,000
Printing and engraving expenses	525,000
Legal fees and expenses	1,800,000
Accounting fees and expenses	575,000
Transfer agent and registrar fees	10,000
Miscellaneous	37,365

Total	$3,100,000

Item 14. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful default, fraud and dishonesty.

Pursuant to the form of indemnification agreements filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors in certain instances.

Item 15. Recent sales of unregistered securities

N/A

Item 16. Exhibits and financial statement schedules

(a) Exhibits

Exhibit number	Description

1.1^	Form of Underwriting Agreement

3.1^	Form of Amended and Restated Memorandum and Articles of Association to be effective upon completion of this offering

4.1	Form of Ordinary Share certificate of Registrant

4.2^	Form of Shareholders Agreement by and among Registrant and certain security holders of Registrant to be effective upon completion of this offering

5.1	Opinion of Walkers

10.1+^	Form of Indemnification Agreement entered into between Registrant and its directors and executive officers

10.2^	Renewal Lease by Reference to an Existing Lease, Part Unit A, Linhay Business Park, Eastern Road, Ashburton, Devon TQ13 7UP, United Kingdom, dated as of November 22, 2016, by and between the Registrant and Stephanie Myers Palk, Richard John Palk and Alison June Palk

10.3^	Renewal Lease by Reference to an Existing Lease, Unit B2/3, Linhay Business Park, Eastern Road, Ashburton, Devon TQ13 7UP, United Kingdom, dated as of November 22, 2016, by and between Cambium Networks, Ltd and Stephanie Myers Palk, Richard John Palk and Alison June Palk

10.4^	Renewal Lease by Reference to an Existing Lease, Unit B2/3, Linhay Business Park, Eastern Road, Ashburton, Devon TQ13 7UP, United Kingdom, dated as of April 9, 2018, by and between Cambium Networks, Ltd and Stephanie Myers Palk, Richard John Palk and Alison June Palk

10.5^	Renewal Lease by Reference to an Existing Lease, Unit D1, Linhay Business Park, Eastern Road, Ashburton, Devon, TQ13 7UP, United Kingdom, dated as of November 22, 2016, by and between Cambium Networks, Ltd and Stephanie Myers Palk, Richard John Palk and Alison June Palk

10.6^	Renewal Lease by Reference to an Existing Lease, Unit D1, Linhay Business Park, Eastern Road, Ashburton, Devon, TQ13 7UP, United Kingdom, dated as of April 9, 2018, by and between Cambium Networks, Ltd and Stephanie Myers Palk, Richard John Palk and Alison June Palk

10.7^	Office Lease, dated as of January 30, 2012, by and between Cambium Networks, Inc. and Atrium at 3800 Golf LLC

10.8^	The First Amendment, dated March 6, 2012, by and between Cambium Networks, Inc. and Atrium at 3800 Golf LLC

10.9^	The Second Amendment, dated February 21, 2013, by and between Cambium Networks, Inc. and Atrium at 3800 Golf LLC

10.10^	The Third Amendment, dated June 3, 2015, by and between Cambium Networks, Inc. and Atrium at 3800 Golf LLC

10.11^	The Fourth Amendment, dated January 18, 2018, by and between Cambium Networks, Inc. and Atrium at 3800 Golf LLC

10.12^	Lease Deed, dated as of June 20, 2016, by and between Cambium Networks Consulting Private Limited and Umiya Holdings Private Limited

10.13^	Lease, dated as of December 4, 2017, by and between Cambium Networks, Inc. and Silicon Valley Center Office LLC

10.14++^	Corporate Supply Agreement between Cambium Networks Limited and Flextronics Telecom Systems, Ltd. dated as of April 23, 2012

10.15+^	2019 Employee Share Purchase Plan

10.16	Intentionally Omitted

10.17+^	2019 Share Incentive Plan

10.18+^	Form of Restricted Share Grant Notice and Restricted Share Award Agreement under 2019 Share Incentive Plan (to be executed by Atul Bhatnagar)

10.19+^	Form of Restricted Share Grant Notice and Restricted Share Award Agreement under 2019 Share Incentive Plan (to be executed by Atul Bhatnagar)

10.20+^	Form of Restricted Share Grant Notice and Restricted Share Award Agreement under 2019 Share Incentive Plan (to be executed by Atul Bhatnagar, Bryan Sheppeck and Ronald Ryan)

10.21^	Amended and Restated Credit Agreement, dated as of December 21, 2017, by and among the Registrant, as Holdings, Cambium Networks, Ltd, as Borrower, Silicon Valley Bank, as Administrative Agent and Issuing Lender, and the lenders party thereto

10.22^	Waiver and First Amendment to Amended and Restated Credit Agreement, dated as of November 21, 2018, by and among Vector Cambium Holdings (Cayman), L.P., as Holdings, Cambium Networks, Ltd, as Borrower, Silicon Valley Bank, as Administrative Agent and Issuing Lender, the lenders party thereto and the other loan parties thereto

10.23^	Consent, Waiver and Second Amendment to Amended and Restated Credit Agreement, dated as of April 26, 2019, by and among Vector Cambium Holdings (Cayman), L.P., as Holdings, Cambium Networks, Ltd, as Borrower, Silicon Valley Bank, as Administrative Agent and Issuing Lender, the lenders party thereto and the other loan parties thereto

10.24+#^	Employment Agreement, dated as of February 15, 2013, between Cambium Networks, Inc. and Atul Bhatnagar

10.25+#^	2019 Sales Incentive Plan for Regional vice Presidents; SVP Global Channels

10.26+#^	2019 Sales Incentive Plan for SVP Global Sales

10.27+	Form of Executive Restricted Share Unit Grant

10.28+	Form of Executive Stock Option Grant

10.29+	Form of Director Stock Option Grant

16.1^	Letter of KPMG LLP, independent registered public accounting firm

21.1^	Subsidiaries of Registrant

23.1^	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Walkers (included in Exhibit 5.1)

+	Indicates management contract or compensatory plan.

++	Confidential treatment has been granted for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the SEC.

^	Previously filed.

#	Portions of the exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b) Financial statement schedules

Schedules not listed have been omitted because the information required to be set forth therein is not applicable, not material or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Rolling Meadows, Illinois, on the 24th day of June, 2019.

CAMBIUM NETWORKS CORPORATION

By:	/s/ Atul Bhatnagar
Atul Bhatnagar President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Atul Bhatnagar Atul Bhatnagar	President and Chief Executive Officer (Principal Executive Officer)	June 24, 2019

/s/ Stephen Cumming Stephen Cumming	Chief Financial Officer (Principal Financial Officer)	June 24, 2019

/s/ Ian Rogers Ian Rogers	Controller and Principal Accounting Officer	June 24, 2019

* Robert Amen	Chairman of the Board	June 24, 2019

* Alexander R. Slusky	Director	June 24, 2019

* Bruce Felt	Director	June 24, 2019

* Vikram Verma	Director	June 24, 2019

*By	/s/ Atul Bhatnagar
Atul Bhatnagar
Attorney-in-Fact